TRANSALTA CORPORATION

AMENDED AND RESTATED BY-LAW No. 1

A By-law to regulate the business and affairs of TransAlta Corporation

Article 1
INTERPRETATION

1.1          In this By-law and all other by-laws and resolutions of the Corporation, unless the context otherwise requires:

(a)	the following terms shall have the meanings specified:
(i)	"Act" means the Canada Business Corporations Act or any statute which may be substituted therefore, including the regulations thereunder, as amended from time to time;
(ii)	"Articles" means the Articles of Amalgamation of the Corporation as amended or restated from time to time;
(iii)	"Board" means the Board of Directors of the Corporation;
(iv)	"Corporation" means TransAlta Corporation;
(v)	"Director" means a member of the Board;
(vi)	"meeting of shareholders" means any meeting of shareholders, including any meeting of holders of one or more classes of series of shares; and
(vii)	"Officer" means an officer of the Corporation;
(b)	terms used herein that are defined in the Act shall have the meanings given to those terms in the Act; and
(c)	words importing the masculine gender shall include the feminine and neuter genders, and words importing the singular number shall include the plural number, and vice versa.

1.2          CONFLICT WITH THE ACT OR THE ARTICLES

To the extent of any conflict between the provisions of this By-law and the provisions of the Act or the Articles, the provisions of the Act or the Articles shall govern.

1.3          HEADINGS AND SECTIONS

The headings used throughout this By-law are inserted for convenience of reference only and are not to be used as an aid in the interpretation of this By-law. "Section" followed by a number means or refers to the specified section of this By-law.

1.4          INVALIDITY OF ANY PROVISION OF BY-LAWS

The invalidity or unenforceability of any provision of this By-law shall not affect the validity or enforceability of the remaining provisions of this By-law.

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Article 2
MEETINGS OF SHAREHOLDERS

2.1          ANNUAL AND SPECIAL MEETINGS

The Board shall call an annual meeting of shareholders not later than 15 months after the holding of the last preceding annual meeting. The Board may at any time call а special meeting of shareholders.

2.2          PLACE OF MEETINGS

Each meeting of shareholders shall be held in the City of Calgary, in the Province of Alberta, or at such other place within or outside Canada as the Board may determine.

2.3          NOTICE OF MEETINGS

Notice in writing (or by electronic means as permitted by, and in accordance with, the Act) of the time and place of each meeting of shareholders shall be sent to each shareholder entitled to vote at the meeting, to each Director and to the auditors of the Corporation. The accidental omission to give any notice to any shareholder or the non-receipt of any notice by any such shareholder or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon. The foregoing shall not be construed so as to limit the manner or effect of giving notice by any other means of communication otherwise permitted by law.

2.4          QUORUM

At any meeting of shareholders, а quorum for the transaction of business shall consist of at least two persons holding or representing by proxy not less than 25 per cent of the outstanding shares of the Corporation entitled to be voted at the meeting. If a quorum is not present at the opening of any meeting of shareholders, the holders present in person or representing by proxy а majority of the shares represented at the meeting may adjourn the meeting to а fixed time and place, but no other business may be transacted. Those shareholders present at any duly adjourned meeting shall constitute а quorum.

2.5          CHAIRMAN, SECRETARY AND SCRUTINEERS

The chairman of the Board or, if he is not present, the president or, in the absence of both of them, a Director designated by the Board shall act as chairman at each meeting of shareholders. If no such Officer or Director is present within 15 minutes from the time fixed for holding the meeting, the persons present and entitled to vote shall choose one of their members to be chairman. The secretary of the Corporation, or, in his absence, such other person as the chairman of the meeting may appoint, shall act as secretary of the meeting, if desired, one or more scrutineers who need not be shareholders, may be appointed by the chairman. The chairman of any meeting of shareholders may with the consent of the meeting adjourn the same from time to time and place to place.

2.6          VOTING

Voting at any meeting of shareholders shall be by a show of hands except where, either before or after a show of hands, a ballot is required by the chairman of the meeting or is requested by any two persons present and entitled to vote at the meeting. On а show of hands, each person present and entitled to vote at the meeting shall have one vote. On a ballot, each shareholder present in person or represented by proxy at the meeting and entitled to vote thereafter shall have such vote as prescribed by the Articles. Any ballot shall be taken in such manner as the chairman of the meeting directs. In case of an equality of votes at any meeting of shareholders either upon a show of hands or upon a ballot, the chairman of the meeting shall not be entitled to a second or casting vote. A declaration by the chairman that a resolution has, either on a show of hands or on a ballot, been carried or carried by a particular majority or lost or not carried by а particular majority shall be conclusive and an entry to that effect in the minutes of the meeting shall be conclusive evidence thereof, and proof of the number or proportion of the votes, recorded in favour of or against such resolution shall not be necessary.

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2.7          PARTICIPATION IN MEETING BY ELECTRONIC MEANS

Any person entitled to attend a meeting of shareholders may participate in the meeting, in accordance with the Act, by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, if the Corporation makes available such a communication facility. A person participating in a meeting by such means shall be deemed to be present at the meeting.

2.8          ELECTRONIC VOTING

Notwithstanding Section 2.6, any vote referred to in Section 2.6 may be held, in accordance with the Act, partially or entirely by means of a telephonic, electronic or other communication facility, if the Corporation has made available such a facility.

Any person participating in a meeting of shareholders under Section 2.7 and entitled to vote at the meeting may vote, in accordance with the Act by means of the telephonic, electronic or other communication facility that the Corporation has made available for such purpose.

2.9          DIVIDENDS

The mailing or other transmission to any shareholder of the Corporation, at his address as recorded in the Corporation's share register, of a cheque payable to his order for the amount of any dividend payable in cash shall discharge the Corporation's liability for the dividend to the extent of the amount of the cheque plus ,the amount of any tax which the Corporation has properly withheld, unless the cheque is not paid on due presentation.

2.10        NON-RECEIPT OF CHEQUES

In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as the Board may from time to time prescribe, whether generally or in any particular case. No dividend shall bear interest against the Corporation.

2.11        UNCLAIMED DIVIDENDS

No shareholder shall be entitled to recover by action or other legal process against the Corporation any dividend that is represented by a cheque that has not been duly presented to a banker of the Corporation for payment or that otherwise remains unclaimed for a period of 6 years from the date on which it was payable and any such unclaimed dividend shall be forfeited and shall revert to the Corporation.

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Article 3
DIRECTORS

3.1          NUMBER OF DIRECTORS AND COMMITTEES THEREOF

The Board shall consist of the number of Directors provided in the articles, or, if a minimum number and a maximum number of Directors is so provided, the number of Directors of the Corporation shall be determined from time to time by resolution of the Directors.

Subject to the Act, the Board may appoint one or more committees of the Board, however designated, and delegate to any such committee any of the powers of the Board. Notwithstanding the foregoing, the Board shall appoint an Audit Committee, shall, comply with the applicable legislation, rules, policies or regulations.

3.2          CALLING AND NOTICE OF MEETINGS

Meetings of the Board or its Committees shall be held from time to time and at such place as, in the case of meetings of the Board, the chairman of the Board, the president, а vice-president who is a Director, any two Directors, or the secretary, on the direction of any of the foregoing, may determine and, in the case of meetings of committees, as the chairman of the committee or any two members of the committee or the secretary, on the direction of any of the foregoing, may determine. Notice of every meeting so called shall be given to each required Director not less than 48 hours before the time when the meeting is to be held: provided that meetings of the Board or its committees may be held without formal notice if all of the Directors required to be present are present and do not object to notice not having been given or if those absent waive notice in any manner before or after the meeting. In addition, the Board or the applicable committee may by resolution appoint а day or days in any month or months for regular meetings of the Board or the respective committee at a place and hour to be named. А copy of any resolution of the Board or the applicable committee fixing the place and time of regular meetings of the Board or the committee shall be sent to each applicable Director forthwith after being passed.

The powers of the Board or any committee of the Board may be exercised by resolution in writing signed by Directors or all the members of such committee who would have been entitled to vote on that resolution at a meeting.

3.3          FIRST MEETING OF NEW BOARD OF DIRECTORS

Provided а quorum of Directors is present, each newly elected Board may hold its first meeting without notice immediately following the meeting of shareholders at which such Board is elected.

3.4          PRESIDING OFFICER

The chairman of the Board or, if he is not present, the president, or in the absence of both of them, a Director designated by the Board shall act as chairman at each meeting of the Board.

3.5          QUORUM AND VOTING

At meetings of the Board or its committees, a majority of the Directors shall form a quorum for the transaction of business. Every question shall be decided by а majority of the votes cast on the question and in the case of an equality of votes, the chairman of the meeting shall not be entitled to а second or casting vote.

Each committee shall have the power to appoint its chair and the rules for calling, holding, conducting and adjourning meetings of the committee which, unless otherwise determined, shall be the same as those governing the Board. Each member of a committee shall serve during the pleasure of the Board of Directors and, in any event, only so long as such person shall be a Director. The Directors may fill vacancies in a committee by appointment from among their members. Provided that a quorum is maintained, the committee may continue to exercise its powers notwithstanding any vacancy among its members.

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3.6          MEETINGS BY TELEPHONIC, ELECTRONIC OR OTHER COMMUNICATION FACILITY

Subject to the Act, if all of the Directors consent, a Director may participate in a meeting of the Board or of a committee of the Board by means of telephonic, electronic or other communication facilities that permit all persons participating in the meeting to communicate adequately with each other during the meeting. Any required consent of a Director to the participation in the meeting in such manner shall be effective whether given before or after the meeting to which it relates and may be given with respect to all meetings of the Board while the Director holds office. A Director participating in such a meeting in such manner shall be considered present at the meeting and at the place of the meeting and shall be deemed to have consented to such meeting.

Article 4
OFFICERS

4.1          APPOINTMENT OF OFFICERS

The Board may from time to time appoint а chairman of the Board, a president, one or more vice-presidents, a secretary, a treasurer and such other Officers as the Board may determine, including one or more assistants to any of the Officers so appointed. The Board may specify the duties of and, subject to the provisions of the Act, delegate to such Officers powers to manage the business and affairs of the Corporation. Except for the chairman of the Board and the president, an Officer may but need not be а Director and one person may hold more than one office.

Article 5
PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

5.1          APPOINTMENT OF OFFICERS

To the extent permitted by law, no Director or Officer for the time being of the Corporation shall be liable for

(a)	the acts, receipts, neglects or defaults of any other Director or Officers or employee;
(b)	joining in any receipt or act for conformity;
(c)	any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation;
(d)	the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested;
(e)	any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation with whom or which any moneys, securities or effects shall be lodged or deposited;
(f)	any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation; or
(g)	for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto,
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unless the same shall happen by or through his failure to act honestly and in good faith with a view to the best interests of the Corporation and in connection therewith failure to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, If any Director or Officer of the Corporation shall be employed by, or shall perform services for the Corporation otherwise than as a Director or Officer or shall be a member of a firm or a shareholder, Director or officer of a corporation which is employed by, or performs services for, the Corporation, the fact of his being a Director or Officer of the Corporation shall not disentitle such Director or Officer or such firm or corporation as the case may be, from receiving proper remuneration for such services.

5.2          INDEMNITY

Subject to the limitations contained in the Act, but without limit to the right of the Corporation to indemnify any person under the Act or otherwise, the Corporation shall indemnify a Director or Officer, a former Director or Officer, or a person who acts or acted at the Corporation's request as a Director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a Director or Officer or a Director or officer of such body corporate, if

(a)	he acted honestly and in good faith with a view to the best interests of the Corporation, and
(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

5.3          ADVANCE OF COSTS

The Corporation shall, to the maximum extent permitted under the Act or otherwise by law, advance moneys to an individual referred to in Section 7.2 for the costs, charges and expenses of a proceeding referred to in Section 7.2 provided such individual shall repay the moneys advanced if the individual does not fulfil the conditions set forth in the Act.

5.4          COURT APPROVAL

The Corporation shall use reasonable commercial efforts to obtain any court or other approvals necessary for any indemnification or advance of costs, charges and expenses pursuant to Sections 7.2 or 7.3.

5.5          INDEMNITIES NOT EXCLUSIVE

The rights of any person to indemnification granted by the Act or this By-law are not exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or Directors, at law or otherwise, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and will enure to the benefit of the heirs and legal representatives of that person.

5.6          INSURANCE

Subject to the limitations contained in the Act, the Corporation may purchase and maintain for the benefit of Directors and Officers such insurance as the Board may from time to time determine.

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Article 6
ADMINISTRATION

6.1          CORPORATE SEAL

The corporate seal of the Corporation, if any, shall be in such form as the Board may from time to time by resolution approve.

6.2          EXECUTION OF INSTRUMENTS

Contracts, documents or instruments in writing requiring execution by the Corporation may be signed by any two Directors or by any two of the chairman of the Board, the president, a vice-president and the treasurer or by any one of the foregoing together with the secretary or an assistant secretary. The secretary or an assistant secretary shall affix the corporate seal to such instruments as require the same. The Board is authorized from time to time by resolution to appoint any Officer or Officers or any other person or persons on behalf of the Corporation to affix the corporate seal and to sign and deliver contracts, documents or instruments in writing. The term "contracts, documents or instruments in writing" as used in this By-law shall include deeds, mortgages, charges, conveyances, transfers and assignments of property of all kinds including specifically but without limitation transfers and assignments of shares, warrants, bonds, debentures or other securities and all paper writings.

6.3          EXECUTION IN COUNTERPART, BY FACSIMILE AND BY ELECTRONIC SIGNATURE

(a)	Subject to the Act, any instrument or document required or permitted to be executed by one or more persons on behalf of the Corporation may be signed by electronic means in accordance with the Act or by facsimile or .pdf file;
(b)	Any instrument or document required or permitted to be executed by one or more persons may be executed in separate counterparts, each of which when duly executed by one or more of such persons shall be an original and all such counterparts together shall constitute one and the same such instrument or document; and
(c)	Subject to the Act, whenever a notice, document or other information is required under the Act or this By-law to be created or provided in writing, that requirement may be satisfied by the creation and/or provision of an electronic document.

6.4          FINANCIAL YEAR

Until changed by the Board, the financial year of the Corporation shall end on the 31st day of December in each year.

6.5          BANKING ARRANGEMENTS

The banking business of the Corporation including, without limitation, the borrowing of money and the giving of security therefor, shall be transacted with such banks, trust companies or other bodies corporate or organizations as may from time to time be designated by or under the authority of the Board, Such banking business or any part thereof shall be transacted under such agreements, instructions and delegations of powers as the Board may from time to time prescribe or authorize.

6.6          VOTING RIGHTS IN OTHER BODIES CORPORATE

The signing officers of the Corporation may execute and deliver instruments of proxy and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by the Corporation. Such instruments, certificates or other evidence shall be in favour of such person or persons as may be determined by the persons signing or arranging for them. In addition, the Board may direct the manner in which and the person or persons by whom any particular voting rights or class of voting rights may or shall be exercised.

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6.7          DIVISIONS

The Board may from time to time cause the business and operations of the Corporation or any part thereof to be divided into one or more divisions upon such basis, including without limitation, types of business or operations, geographical territories, product lines or goods or services, as the Board may consider appropriate in each case. From time to time the Board may authorize upon such basis as may be considered appropriate in each case:

(a)	the designation of any such division by, and the carrying on of the business and operations of any such division under, a name other than the name of the Corporation; provided that the Corporation shall set out its name in legible characters in all contracts, invoices, negotiable instruments and orders for goods or services issued or made by or on behalf of the Corporation; and
(b)	the appointment of officers for any such division and the determination of their powers and duties, provided that any such officers shall not, as such, be officers of the Corporation.

Article 7
BORROWING

7.1          LOANS AND GUARANTEES

Without limiting the borrowing powers of the Corporation as set forth in the Act, the Board may from time to time:

(a)	borrow money upon the credit of the Corporation;
(b)	issue, reissue, sell or pledge bonds, debentures, notes or other evidence of indebtedness of the Corporation whether secured or unsecured;
(c)	give а guarantee on behalf of the Corporation to secure performance of an obligation of any person; and
(d)	mortgage, hypothecate, pledge or otherwise create an interest in or charge upon all or any property (including the undertaking and rights) of the Corporation, owned or subsequently acquired, by way of mortgage, hypothec, pledge, or otherwise, to secure payment of any such evidence of indebtedness or guarantee of the Corporation.

Nothing in this section limits or restricts the borrowing of money by the Corporation on bills of exchange or promissory notes made, drawn, accepted, or endorsed by or on behalf of the Corporation.

7.2          DELEGATION

The Board may from time to time delegate to such one or more of the Directors and Officers of the Corporation as may be designated by the Board all or any of the powers conferred on the Board by subsection 7.01 or by the Act to such extent and in such manner as the Board shall determine at the time of each such delegation.

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Article 8
EFFECTIVE DATE

8.1          EFFECTIVE DATE

This By-law shall come into force when made by the Board in accordance with the Act.

MADE by the Board the 27th of January, 2014.

/s/ Dawn L. Farrell
President and Chief Executive Officer

/s/ Maryse St.-Laurent/
Vice-President and Corporate Secretary

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